Exhibit 4.38
SUPPLEMENTAL LETTER No 3
(Change of Ownership for m.t. "SARA" from Euronav Tankers NV to Euronav NV)
To:
Euronav NV
20 De Gerlachekaai
2000 Antwerp
Belgium

Euronav Tankers NV
20 De Gerlachekaai
2000 Antwerp
Belgium

as Borrowers
7 February 2019
Dear Sirs
Loan Facility of US$409,500,000 to Euronav NV and Euronav Tankers NV
We refer to the loan agreement dated 16 December 2016 (as amended by a supplemental letter dated 19 January 2018 and further amended by a supplemental letter no.2 dated 12 November 2018 (as amended by a side letter dated 4 January 2019), together the "Loan Agreement") made between (i) Euronav NV and Euronav Tankers NV as joint and several borrowers, (ii) the banks and financial institutions listed in Schedule 1 to the Loan Agreement as Lenders, (iii) the Swap Banks (as defined therein), (iv) the Lead Arrangers (as defined therein), (v) the Co-arrangers (as defined therein), (vi) the Bookrunners (as defined therein), (vii) Nordea Bank Abp, filial i Norge (previously known as Nordea Bank AB (publ), filial i Norge) as agent and (viii) Nordea Bank Abp, filial i Norge (previously known as Nordea Bank AB (publ), filial i Norge) as security trustee (the "Security Trustee").
Word and expressions defined in the Loan Agreement shall have the same meanings when used herein. In addition, in this letter:
"Sara General Assignment" means the general assignment on the "SARA" to be executed by Borrower A in favour of the Security Trustee in the Agreed Form.
"Sara Manager’s Undertaking" means the manager undertaking for the "SARA" to be executed by an Approved Manager in the Agreed Form.
"Sara Mortgage" means the first preferred French mortgage on the "SARA" to be executed by Borrower A in favour of the Security Trustee in the Agreed Form.

1	The Borrowers have advised the Agent that the vessel "SARA" ("SARA") will be transferred from Borrower B to Borrower A and remain registered on French flag in the ownership of Borrower A.

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In accordance with clause 14.15 (Transfer of Ships) of the Loan Agreement, a Borrower is permitted to transfer the ownership of a Ship owned by it to any other Borrower without the consent of the Lenders subject to the Borrowers providing the Creditor Parties with certain documents at the time of such transfer (in form and substance satisfactory to the Agent) so that the Creditor Parties have the same security on that Ship and subject to any appropriate consequential amendments to the Loan Agreement and the other Finance Documents.

3	With effect from the date of the transfer of ownership of SARA from Borrower B to Borrower A the Finance Documents shall be, and shall be deemed by this Agreement to have been amended as follows:

(a)
by amending the definition of "General Assignment" in relation to SARA in clause 1.1 of the Loan Agreement, and references thereto throughout the Loan Agreement and other relevant Finance Documents, to refer to the Sara General Assignment;

(b)
by amending the definition of "Manager’s Undertaking" in relation to SARA in clause 1.1 of the Loan Agreement, and references thereto throughout the Loan Agreement and other relevant Finance Documents, to refer to the Sara Manager’s Undertaking;

(c)
by amending the definition of "Mortgage" in relation to SARA in clause 1.1 of the Loan Agreement, and references thereto throughout the Loan Agreement and other relevant Finance Documents, to refer to the Sara Mortgage; and

(d)
by amending all references to "SARA" in the Loan Agreement and other relevant Finance Documents to mean the VLCC named "SARA" and registered in the ownership of Euronav NV under the laws and flag of France with IMO Number 9537745.

4	The Agent shall receive in all respects in form and substance satisfactory to the Agent and its lawyers:

(a)
for each of the Borrowers, documents of the kind referred to in paragraphs 2, 3 and 4 of Part A to Schedule 4 of the Loan Agreement (or, if applicable, in the case of the constitutional documents for the Borrowers, confirmation that these have not been amended since the date of which copies of such documents were last provided to the Agent);

(b)	documentary evidence that:

(i)	the SARA is definitively and permanently registered in the name of Borrower A on French flag;

(ii)	the SARA is in the absolute and unencumbered ownership of Borrower A as new owner save as contemplated by the Finance Documents;

(iii)	the Sara Mortgage has been duly registered against the SARA as valid first preferred ship mortgage in accordance with the laws of France; and

(iv)
notwithstanding the transfer of ownership of the SARA to Borrower A as new owner, it is insured in accordance with the provisions of the Loan Agreement and all requirements therein in respect of insurances have been complied with;

(c)	an executed original of the Sara General Assignment;

(d)	documents establishing that the SARA will, as from the date of the transfer to Borrower A, be managed by an Approved Manager on terms acceptable to the Lenders, together with:

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(i)	the Sara Manager’s Undertaking; and

(ii)
copies of the relevant Approved Manager’s Document of Compliance and of that Ship’s Safety Management Certificate (together with any other details of the applicable safety management system which the Agent requires) and ISSC;

(e)
favourable legal opinions in relation to the Sara Mortgage and Sara General Assignment from lawyers appointed by the Agent on such matters concerning the laws of Belgium and France as the Agent may require; and

(f)
a favourable opinion from an independent insurance consultant acceptable to the Agent on such matters relating to the insurances for the SARA as the Agent may require or confirmation acceptable to the Agent from the insurance brokers that the insurances remain unaltered save for the change of ownership for the SARA.

5	All other terms and conditions of the Loan Agreement and the other Finance Documents are to remain in full force and effect.

6	This letter may be executed in any number of counterparts.

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This letter and any non-contractual obligations arising out of or in connection with it shall be governed by, and construed in accordance with, English Law. The provisions of clause 38.2 (Exclusive English jurisdiction) to 38.6 (Meaning of "proceedings") (inclusive) of the Loan Agreement shall be incorporated into this letter as if set out in full herein with references to this Agreement construed as references to this letter.

Please confirm your agreement to this letter by signing below.
/s/ Jamie Tiru
Jamie Tiru
Attorney-in-Fact
__________________________________
for and on behalf of
NORDEA BANK ABP, FILIAL I NORGE (formerly known as NORDEA BANK AB (PUBL), FILIAL I NORGE)
as Agent for the Lenders
We hereby acknowledge receipt of the above letter and confirm our agreement to the terms hereof and confirm that the Finance Documents to which we are a party shall remain in full force and effect and shall continue to stand as security for our obligations under the Loan Agreement.
/s/ Kieran Ferguson
Kieran Ferguson
Attorney-in-Fact
_________________________________
for and on behalf of
EURONAV NV
as a Borrower
7 February 2019

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/s/ Kieran Ferguson
Kieran Ferguson
Attorney-in-Fact
__________________________________
for and on behalf of
EURONAV TANKERS NV
as a Borrower
7 February 2019

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